Registrant Name:		The Indonesia Fund, Inc.
SEC File Number:		811-6024
CIK Number:			0000859120


							Shares
			Trade		Selling		Purchased
Issuer			Date		Broker		(00's)

PT Telekomunikasi	11/14/95	Merrill Lynch	   50.0
Indonesia ADR


Per Share		Fund		Percent of	Syndicate
(U.S.$)			Assets (1)	(Issue (2)	Member

$18.00			2.19%		0.33%		C/S First Boston


(1) Purchase may not exceed 3% of the Fund's total assets.

(2) Represents purchase by the affiliated fund, The Indonesia Fund, Inc.; may not exceed the greater of (i) 4% of the principal amount of the offering, or (ii) $500,000 in principal amount, but in no event greater than 10% of the principal amount of the offering.